Exhibit 99.1



[Logo Graphic Omitted]
APAC Customer Services, Inc.





Investor Relations Contact:
Marc Tanenberg, CFO
APAC Customer Services, Inc.
847-282-6904
mttanenberg@apacmail.com
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                    FOR RELEASE May 28, 2004 At Market Close


Deerfield, Ill., May 28, 2004 - APAC Customer Services, Inc. (Nasdaq:APAC), a leading provider of customer interaction solutions, today announced that Paul
J. Liska has resigned from the Board of Directors due to the pursuit of other business commitments. "We want to thank Paul for his dedication and contributions to the company. We wish him the very best in his future endeavors," said Theodore G. Schwartz, Chairman of the Board of Directors of APAC. Paul Liska commented, "I'm disappointed to be leaving APAC's Board, but my future commitments would make it impractical for me to fulfill my Board duties going forward."

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer interaction solutions for market leaders in communications, financial services, insurance, healthcare, logistics and travel and hospitality. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. Founded in 1973 and headquartered in Deerfield, Illinois, the company employs approximately 10,000 people and maintains 26 customer interaction centers. For more information, call 1-800-OUTSOURCE. APAC's comprehensive web site is at http://www.apaccustomerservices.com.
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Forward Looking Statements

Certain statements, including discussions of the Company's expectations for 2004 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from the future results expressed or implied by these statements. Refer to the Company's Annual Report on Form 10-K for the year ended December 28, 2003 for a description of such factors. This filing is available on a web site maintained by the SEC at http://www.sec.gov/.
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